Exhibit 99.1
ROHM AND HAAS COMPANY REPORTS SOLID
FOURTH QUARTER RESULTS; FULL YEAR 2006 FINISHES
WITH RECORD SALES AND EARNINGS
Highlights for the Quarter
•	Sales of $2,026 million up 2 percent;
➢	Electronic Materials up 12 percent;

➢	Coatings up 6 percent on strength of decorative coatings;

➢	Emerging markets up 14 percent;

➢	Salt sales down 21 percent as a result of warm winter weather.
•	Earnings per share from continuing operations, before the impact of $0.05 per share in restructuring charges, were $0.81.

•	Investment continued for growth in emerging markets and new platforms;
➢	During the quarter, the company announced new plants in Turkey and India, as well as new joint ventures in China and North America.
PHILADELPHIA, PA, January 25, 2007 — Rohm and Haas Company (NYSE: ROH) today reported fourth quarter 2006 sales of $2,026 million, a 2 percent increase over the same period in 2005, reflecting the continued strength of the Electronic Materials businesses, strong sales growth in Coatings and solid sales growth in the Emerging Markets, with Salt sales negatively impacted by warm weather. The company reported fourth quarter 2006 earnings from continuing operations of $167 million, or $0.76 per share, compared to $128 million, or $0.58 per share, for the fourth quarter of 2005. This quarter’s results include $0.05 per share in restructuring charges associated with the implementation of the company’s organizational alignment to support its Vision 2010 strategy. The prior year period included restructuring charges of $ 0.20 per share.

	4th Quarter			Full Year
			%			%
	2006	2005	Change	2006	2005	Change
Sales ($MM)	$2,026	$1,987	2%	$8,230	$7,885	4%
Earnings from continuing operations ($MM)	$167	128	30%	$755	$616	23%
Diluted earnings per share from continuing operations	$0.76	$0.58	31%	$3.41	$2.75	24%
Diluted Earnings per share from continuing operations before restructuring and asset impairments	$0.81	$0.78	4%	$3.49	$3.03	15%

“Our performance this quarter reflects the underlying strength of our Electronic Materials and Architectural and Functional Coatings businesses, along with our ongoing success in penetrating emerging markets,” said Raj L. Gupta, chairman, president and chief executive officer. “These businesses delivered strong performance, although there has been some tempering of the momentum we have seen throughout the year. In addition, we continue to invest in initiatives that will further drive growth in emerging markets and maintain the technological leadership of our core businesses.”
Gupta noted that the core chemicals and Electronic Materials businesses delivered increased sales of 6 percent for the quarter, with Salt sales down due to the warm weather in the U.S. and Canada.
“Overall, we finished the year with another record performance, and enter 2007 confident in our business portfolio and our strategy for growth,” Gupta said.
Fourth Quarter 2006 Business Results
Coatings
Sales for the Coatings business group were $596 million, an increase of 6 percent over the prior year period. The sales increase was driven by higher selling prices, increased penetration of emerging markets, and favorable currencies.
Architectural and Functional Coatings, which accounts for the majority of total Coatings sales, delivered 6 percent sales growth over the prior year, reflecting the increasing acceptance of our differentiated low VOC emulsions, improved demand for all of the businesses’ technologies in the emerging markets of India, Turkey, South East Asia and Latin America, as well as higher pricing.
Powder Coatings sales increased 5 percent versus the prior year, driven primarily by higher selling prices and favorable currencies.
Fourth quarter 2006 earnings for the Coatings business were $43 million, including $5 million, after-tax, in restructuring charges, a substantial improvement over the $25 million in earnings in 2005, which also included $5 million, after-tax, in restructuring charges. The earnings improvement was largely driven by higher selling prices, stronger operating performance, and stronger demand in emerging markets, which more than offset the impact of higher raw material costs and increased spending to fund growth initiatives.
Monomers
Fourth quarter 2006 sales for Monomers were $454 million, which were flat versus the prior year period. Sales to third party customers increased 8 percent, primarily due to higher volumes, while sales to downstream Rohm and Haas specialty businesses were down 5 percent, the result of lower volumes.
Earnings of $43 million for the fourth quarter of 2006 decreased from $55 million in the prior period, due to lower selling prices to third party customers, higher operating costs, as well as lower captive volume, which was only partially offset by the favorable impact of lower energy costs. In the quarter, approximately 51 percent of Monomers earnings was generated on sales to the downstream businesses, compared to 45 percent in the prior year period.

Performance Chemicals
Sales of $445 million in the quarter were up 2 percent over the comparable period in 2005 driven by favorable currencies and higher selling prices, which were partially offset by lower volumes.
•	Sales in Plastics Additives were down 5 percent as compared with the prior year period, as a result of lower demand due to a slow housing market in North America, which more than offset the favorable impact of currencies and higher selling prices.

•	Consumer and Industrial Specialties sales increased 3 percent over the same period last year, reflecting favorable currencies and higher demand, which more than offset lower selling prices.

•	Process Chemicals sales were up 3 percent from the comparable period a year ago, reflecting higher selling prices, favorable currencies, as well as strong demand for ion exchange resins across all regions.
Performance Chemicals earnings of $39 million for the quarter were down from the $43 million in the same period in 2005. The earnings decline was due to higher spending on growth initiatives to support new businesses and products, higher raw material costs and lower demand, which were only partially offset by higher selling prices. The quarter’s results includes a $1 million after-tax restructuring charge, compared to a $3 million, after-tax, restructuring charge in the fourth quarter of 2005.
Electronic Materials
Electronic Materials sales reached $395 million in the fourth quarter of 2006, up 12 percent over the same period in 2005. Demand was strong across most businesses, especially in Asia-Pacific, as the business continues to successfully deliver innovative technologies to meet the needs of this dynamic marketplace.
As anticipated, sequential sales in the fourth quarter of 2006 were down 2 percent compared to the record sales recorded in the third quarter of the year.
Sales from Semiconductor Technologies grew 13 percent for the quarter, driven by strength in demand for CMP pads and slurries, along with robust sales of advanced photoresists and related products.
Sales in Circuit Board Technologies were up 9 percent versus the fourth quarter of 2005, as continued strength in the Asia-Pacific region more than offset decreased demand in both North America and Europe.
Packaging and Finishing Technologies sales increased 12 percent, with precious metal pass-through representing most of the increase. Process sales were relatively flat in the quarter.
Earnings of $62 million were up significantly from the $31 million earned in the fourth quarter of 2005, reflecting strength across all of the businesses and continued cost management discipline. Last year’s earnings included a $19 million, after-tax, restructuring charge.

Salt
Sales of $232 million were down 21 percent versus the exceptionally strong fourth quarter of 2005, largely due to a 52 percent decline in ice-control sales in the U.S. and Canada as a result of unusually warm weather. Non-ice control sales showed a strong increase over the same period last year, the result of higher pricing in the industrial and consumer segments.
The business recorded earnings of $15 million for the quarter, as compared to $28 million in 2005, largely the result of lower volumes on ice-control products. The current quarter’s earnings include $3 million, after-tax, in restructuring charges.
Adhesives and Sealants
Sales for Adhesives and Sealants were $176 million, an increase of 2 percent over the same period last year, reflecting favorable currencies and higher pricing. Demand for the quarter was down due to softness in the North American housing and automotive segments, which more than offset broad-based growth in emerging geographies.
Earnings of $13 million were up versus a loss of $7 million in the fourth quarter of 2005. Prior year results included a non-cash restructuring and asset impairment charge of $16 million, after-tax. The earnings improvement reflects the impact of a one-time legal settlement, as well as higher selling prices and favorable currencies, which were largely offset by higher raw material costs and lower demand.
Fourth Quarter 2006 Regional Sales Performance
North American sales in the quarter of $993 million were down 6 percent from the prior year period reflecting lower demand, particularly in the Salt and Plastics Additives businesses, which more than offset the favorable impact of higher selling prices in Coatings, Salt, and Performance Chemicals. Sales of $510 million in Europe were up 11 percent over the prior year, due to the favorable impact of currencies, and improved demand in Monomers and Electronic Materials. Asia-Pacific sales of $427 million increased 10 percent from the fourth quarter of 2005, reflecting broad-based demand growth across most businesses, with the strongest demand in Electronic Materials and Coatings. Latin American sales of $96 million were up 14 percent compared with the same period last year, reflecting higher demand across most of the chemicals businesses, particularly Coatings and Monomers.
Comments on the Fourth Quarter 2006 Income Statement
Gross Profit of $601 million in the quarter was 1 percent lower than the same period in 2005. Excluding the unfavorable impact of our Salt business, increased demand, higher selling prices and favorable currencies were partially offset by higher raw material and operating costs.
Selling and Administrative (S&A) spending was $281 million, up 6 percent over the same period last year, largely reflecting increased spending to support growth initiatives, as well as the establishment of a European Headquarters structure in Lausanne, Switzerland, which will be opening in mid-2007.
Research spending of $79 million was up 7 percent from the same period last year, consistent with the company’s strategy to increase spending to support growth in Electronic Materials and Performance Chemicals.

Interest expense for the quarter was $21 million, down 16 percent from the same period in 2005, primarily due to lower levels of debt and a lower overall effective interest rate.
Full-Year 2006 Performance
Sales for the full year were $8,230 million, a 4 percent increase over the same period in 2006, driven by strong growth in Electronic Materials, as well as overall demand growth across most chemicals businesses, particularly Architectural and Functional Coatings. Higher selling prices, necessary to help balance high raw material and energy costs, were partially offset by unfavorable currencies. Full-year earnings from continuing operations were $755 million, or $3.41 per share, compared to $616 million, or $2.75 per share. Increased demand, higher selling prices and lower interest expense more than offset the impact of higher raw material and freight costs, along with higher spending on growth initiatives. Full-year results include $17 million, after-tax, or $0.08 per share in restructuring charges, compared to $62 million, after-tax, or $0.28 per share in 2005.
Full-year income tax expense was $274 million, reflecting an effective tax rate of 26.3 percent, as compared to $242 million, or an effective tax rate of 27.9 percent for the prior year period. Benefits from the favorable resolution of tax contingencies, refund claims and tax law changes reduced 2006 tax expense by $17 million. Favorable tax reserves, valuation adjustments and other credits reduced 2005 tax expense by $30 million. Excluding these tax items, the underlying effective tax rate for the year was approximately 27.9 percent compared to the 31.3 percent effective rate for the same period in 2005.
“2006 was another excellent year of performance for Rohm and Haas Company, one that demonstrated our ability to operate in a dynamic world through superior execution of our business strategies,” said Gupta. “As we enter 2007, we are focused on implementing our Vision 2010 strategy and confident in our ability to continue to deliver strong results in the years ahead.”
Full-Year Guidance
In discussing the company’s outlook for 2007, Gupta outlined the following assumptions:
•	Global GDP growth for 2007 should be approximately 3 percent.
°	Electronic Materials markets should continue to grow, although at a slower rate than 2006, with acceleration in the second half of 2007;

°	The momentum we saw in the chemicals businesses in 2006 should continue throughout 2007, with strongest growth in the emerging markets;

°	Monomer pricing will continue to moderate, and;

°	We assume a milder than average winter in the first quarter of 2007 for Salt.
•	The U.S. Dollar will be slightly weaker compared with both the Euro and the Yen.

•	Raw material and energy costs will remain volatile, and at historically high levels. Freight costs will be substantially higher than 2006.

•	Full-year Gross Profit margins should be approximately 30 percent.

•	Selling, Administrative and Research expenses should be approximately 16 percent of sales.

•	Capital spending is expected to be approximately $450 million, consistent with our investment strategies to fund expansion in emerging markets.

•	The effective tax rate for 2007 should be approximately 28 percent.

“Given these assumptions, we expect full-year 2007 sales to be in the $8.7 to $8.9 billion range, with earnings in the range of $3.40 to $3.60 per share. We have completed the organizational redesigns necessary to move ahead with the implementation of our Vision 2010 strategy and have the business structure and talent in place to achieve the challenging goals we have set for ourselves. Throughout 2007, you will continue to see evidence of our investments to accelerate growth in emerging markets and grow our Electronic Materials and Coatings businesses, and develop new platforms,” Gupta said.
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This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 2, 2006.
About Rohm and Haas Company
Rohm and Haas is a global leader in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are found in a wide range of markets including: Building and Construction, Electronics, Industrial Process, Packaging and Paper, Transportation, Household and Personal Care, Water, Food and Retail and Pharma and Medical. Its technologies and solutions help to improve life everyday, around the world. Based in Philadelphia, Pa, the company generated annual sales of approximately $8.2 billion in 2006. Visit www.rohmhaas.com for more information.

CONTACTS:	Investor Relations	Media Relations
	Gary O’Brien	Brian McPeak
	Director, Investor Relations	Corporate Communications
	+1-215-592-3409	+1-215-592-2741
	GOBrien@rohmhaas.com	Bmcpeak@rohmhaas.com

Or

Andrew Sandifer
Director, Investor Relations
+-215-592-3312
ASandifer@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			Percent			Percent
	2006	2005	Change	2006	2005	Change
Net sales	$2,026	$1,987	2%	$8,230	$7,885	4%
Cost of goods sold	1,425	1,379	3%	5,756	5,519	4%

Gross profit	601	608	-1%	2,474	2,366	5%

Selling and administrative expense	281	265		1,026	995
Research and development expense	79	74		292	268
Interest expense	21	25		94	117
Amortization of intangibles	14	13		56	55
Restructuring and asset impairments	17	71		27	98
Loss on early extinguishment of debt	—	—		—	17
Share of affiliate earnings, net	3	3		10	9
Other (income), net	(20)	(20)		(53)	(43)

Earnings from continuing operations before income taxes and minority interest	212	183		1,042	868
Income taxes	42	52		274	242
Minority interest	3	3		13	10

Net earnings from continuing operations	$167	$128		$755	$616

Net (loss) earnings from discontinued operation	9	3		(20)	21

Net earnings	$176	$131		$735	$637

Basic net earnings per share:
Net earnings from continuing operations	0.77	0.58		3.45	2.78
Net (loss) earnings from discontinued operation	0.04	0.02		(0.09)	0.09

Net earnings	$0.81	$0.60		$3.36	$2.87

Diluted net earnings per share:
Net earnings from continuing operations	0.76	0.58		3.41	2.75
Net (loss) earnings from discontinued operation	0.04	0.01		(0.09)	0.10

Net earnings	$0.80	$0.59		$3.32	$2.85

Weighted average common shares outstanding — basic:	216.6	219.9		218.9	221.9
Weighted average common shares outstanding — diluted:	219.1	221.8		221.2	223.9

Other Data:
Capital spending	$168	$138		$404	$333
Depreciation expense	$104	$103		$407	$422
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Appendix I
Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)
Net Sales by Business Segment and Region

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Business Segment
Coatings	$596	$562	$2,683	$2,534
Monomers	454	454	1,926	1,848
Performance Chemicals	445	438	1,778	1,690
Electronic Materials	395	353	1,564	1,332
Salt	232	293	829	925
Adhesives and Sealants	176	173	723	727
Elimination of Intersegment Sales	(272)	(286)	(1,273)	(1,171)

Total	$2,026	$1,987	$8,230	$7,885

Customer Location
North America	$993	$1,056	$4,199	$4,134
Europe	510	460	2,030	1,988
Asia-Pacific	427	387	1,659	1,455
Latin America	96	84	342	308

Total	$2,026	$1,987	$8,230	$7,885

Net Earnings (Loss) from Continuing Operations by Business Segment

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Business Segment
Coatings	$43	$25	$230	$216
Monomers	43	55	201	197
Performance Chemicals	39	43	163	167
Electronic Materials	62	31	235	143
Salt	15	28	38	55
Adhesives and Sealants	13	(7)	55	19
Corporate	(48)	(47)	(167)	(181)

Total	$167	$128	$755	$616

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.
Effective January 1, 2007, we will report segment results under the new structure announced in the fourth quarter of 2006. In addition, we have changed our corporate shared service allocation and internal monomer pricing policies, which will impact earnings by business. Quarterly results for 2006 have been reclassified to reflect the impact of the above changes, and are available on our website at www.rohmhaas.com.

Appendix II
Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)
Provision for Restructuring and Asset Impairments by Business Segment

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Pre-tax	2006	2005	2006	2005
Business Segment
Coatings	$7	$8	$14	$18
Monomers	2	—	2	—
Performance Chemicals	1	4	1	2
Electronic Materials	—	29	(1)	31
Salt	4	—	5	—
Adhesives and Sealants	1	25	2	54
Corporate	2	5	4	(7)

Total	$17	$71	$27	$98

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
After-tax	2006	2005	2006	2005
Business Segment
Coatings	$5	$5	$9	$12
Monomers	1	—	1	—
Performance Chemicals	1	3	1	2
Electronic Materials	—	19	(1)	20
Salt	3	—	4	—
Adhesives and Sealants	—	16	1	35
Corporate	2	2	2	(7)

Total	$12	$45	$17	$62

EBITDA (1) by Business Segment
Due to the varying impacts of debt, interest rates, acquisition related amortization, asset impairments and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Business Segment
Coatings	$73	$60	$399	$410
Monomers	73	100	353	366
Performance Chemicals	73	82	310	321
Electronic Materials	101	81	408	304
Salt	42	61	136	158
Adhesives and Sealants	24	13	105	102
Corporate	(35)	(35)	(113)	(125)

Total	$351	$362	$1,598	$1,536

Reconciliation of EBITDA to Earnings from Continuing Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
EBITDA	$351	$362	$1,598	$1,536
Asset Impairments	—	40	3	81
Interest expense	21	25	94	117
Income taxes	42	52	274	242
Depreciation expense (2)	104	101	403	415
Amortization of finite-lived intangibles	14	13	56	55
Minority Interest	3	3	13	10

Earnings from Continuing Operations	$167	$128	$755	$616

(1)	EBITDA is defined as Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization, Asset Impairments and Minority Interest.

(2)	Excludes depreciation from the Automotive Coatings business, which is classified as a discontinued operation in our Consolidated Statements of Operations.
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Appendix III
Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)

Net Sales by Business

	Twelve Months Ended
	December 31,
			Percent
	2006	2005	Change
Architectural and Functional Coatings	$2,351	$2,212	6%
Powder Coatings	332	322	3%

Coatings Segment	2,683	2,534	6%

Monomers Segment	1,926	1,848	4%

Plastic Additives	704	670	5%
Consumer and Industrial Specialties	522	512	2%
Process Chemicals	466	444	5%
Other	86	64	34%

Performance Chemicals Segment	1,778	1,690	5%

Semiconductor Technologies	902	757	19%
Packaging and Finishing Technologies	340	278	22%
Circuit Board Technologies	322	297	8%

Electronic Materials Segment	1,564	1,332	17%

Salt Segment	829	925	-10%

Adhesives and Sealants Segment	723	727	-1%

Elimination of Intersegment Sales	(1,273)	(1,171)	9%

Total Net Sales	$8,230	$7,885	4%